Filed pursuant to Rule 424(b)(3)
REGISTRATION NO. 333-132286

SUPPLEMENT NO. 3

(To Prospectus Supplement Dated November 9, 2006

To Prospectus Dated March 8, 2006)

$2,500,000,000 0.125% Convertible Senior Notes due 2011

$2,500,000,000 0.375% Convertible Senior Notes due 2013

This supplement no. 3 supplements our prospectus supplement dated November 9, 2006 to our prospectus dated March 8, 2006 relating to the resale from time to time by certain selling security holders of up to $2,500,000,000 principal amount of 0.125% Convertible Senior Notes due 2011 (the “2011 notes”) and $2,500,000,000 principal amount of 0.375% Convertible Senior Notes due 2013 (the “2013 notes” and, together with the 2011 notes, the “notes”) and the shares of common stock issuable upon conversion of the notes. You should read this supplement no. 3 in conjunction with the prospectus supplement and the prospectus. This supplement no. 3 is qualified by reference to the prospectus supplement and the prospectus, except to the extent that the information in this supplement no. 3 supersedes that information.

The information appearing under the heading “Selling Security Holders” in the prospectus supplement is hereby amended by the addition or substitution, as applicable, of the following:

	Principal Amount of 2011 Notes Beneficially Owned and Offered Hereby	Number of Shares of Common Stock
Name		Beneficially Owned (1)	Offered Hereby (2)
Andrea Reimann—Ciardelli Revocable Trust, a New Hampshire Trust (5)	$975,000.00	13,464.05	12,211.58
Baldwin Enterprises, Inc. (4)	$3,425,000.00	46,967.63	42,897.10
Ferox Master Fund Limited (6)	$15,750,000.00	197,264.03	197,264.03
Focused SICAV—Convert Global (EUR) (7)	$33,475,000.00	419,264.33	419,264.33
Folksamerica Reinsurance Company	$3,600,000.00	76,400.67	45,088.92
Guardian Life Ins. Co. (4) (8)	$12,500,000.00	156,558.75	156,558.75
Highbridge Convertible Arbitrage Master Fund LP (9)	$8,500,000.00	106,459.95	106,459.95
Homeland Insurance Company of New York	$3,075,000.00	42,270.86	38,513.45
Lancashire Insurance Company, Ltd. (5)	$3,400,000.00	45,715.16	42,583.98
Montpelier Re Holdings Ltd.	$5,000,000.00	67,946.50	62,623.50
OneBeacon America Insurance Co.	$7,446,000.00	100,773.74	93,258.92
OneBeacon Insurance Co.	$13,932,000.00	188,271.29	174,494.12
OneBeacon Insurance Savings Plan—Equity 401k	$3,075,000.00	41,644.63	38,513.45
OneBeacon Insurance Savings Plan—Fully Managed	$2,000,000.00	26,301.87	25,049.40
OneBeacon Pension Plan	$8,675,000.00	110,217.36	108,651.77
Pennsylvania General Insurance Co.	$3,947,000.00	53,818.64	49,434.99
Prospector Summit Fund, LP	$750,000.00	24,736.28	9,393.53
Sirius International Insurance Corp.	$825,000.00	20,352.64	10,332.88
Symetra Financial Corp. (4)	$2,300,000.00	30,998.63	28,806.81
Symetra Life Insurance Co. (4)	$3,925,000.00	52,603.74	49,159.45
The Employers’ Fire Insurance Co.	$675,000.00	8,767.29	8,454.17
The Northern Assurance Co. of America	$1,975,000.00	26,301.87	24,736.28
The Prudential Assurance Company Limited (4)	$17,122,000.00	1,114,201.43	214,447.91
UBS (LUX) Bond SICAV Convert Global USD B (7)	$725,000.00	9,080.41	9,080.41
UBS (LUX) IF Global Convertible Bonds (7)	$21,700,000.00	271,785.99	271,785.99
UBS Securities LLC (3)	$26,130,000.00	646,810.41	327,270.41

Total	$204,902,000.00	3,898,978.15	2,566,336.08

(1)	Assumes for each $1,000 in principal amount of the 2011 notes a maximum of 12.5247 shares of common stock could be issued upon conversion. This conversion rate is subject to adjustment, however, as described in the prospectus supplement under “Description of Notes —Adjustment to Conversion Rate.” As a result, the maximum number of shares of our common stock issuable upon conversion of the notes may increase or decrease in the future. Except as set forth below, excludes the shares of common stock underlying any 2013 notes held by the selling security holder, which are referred to in the table below. Assumes for each $1,000 in principal amount of the Company’s Liquid Yield Option Notes due 2032 and Zero Coupon Convertible Notes due 2032 a maximum of 8.8601 shares of common stock could be issued upon conversion. This conversion rate is subject to adjustment, however, as described in the Company’s prospectus dated May 31, 2002 for the Liquid Yield Option Notes due 2032 (Registration No. 333-88834) and the Company’s prospectus dated April 6, 2005 for the Zero Coupon Convertible Notes due 2032 (Registration No. 333-123293).

(2)	Represents the maximum number of shares of our common stock issuable upon conversion of all of the holder’s notes, based on the initial conversion rate of 12.5247 shares of our common stock per $1,000 principal amount at maturity of the 2011 notes. This conversion rate is subject to adjustment, however, as described in the prospectus supplement under “Description of Notes —Adjustment to Conversion Rate.” As a result, the maximum number of shares of our common stock issuable upon conversion of the notes may increase or decrease in the future. Excludes the shares of common stock underlying any 2013 notes held by the selling security holder, which are referred to in the table below.

(3)	The selling security holder is a broker-dealer.

(4)	The selling security holder is an affiliate of a broker-dealer

(5)	John D. Gillespie, Managing Member of its Investment Manager, Prospector Partners, Inc., is the natural person who may exercise voting power and investment control over this selling security holder’s notes and common stock issuable upon the conversion of the notes.

(6)	Alexander Warren is the natural person who may exercise voting power and investment control over this selling security holder’s notes and common stock issuable upon the conversion of the notes.

(7)	Andreas Jacobs, Managing Director, UBS AG, Basel und Zürich; Dirk Spiegel, Executive Director, UBS AG, Basel und Zürich; Gerhard Fusenig, Managing Director, UBS AG, Basel und Zürich; Gilbert Schintgen, Executive Director, UBS Fund Services (Luxembourg) S.A., Luxembourg; Aloyse Hemmen, Executive Director, UBS Fund Services (Luxembourg) S.A., Luxembourg are the natural persons who may exercise voting power and investment control over this selling security holder’s notes and common stock issuable upon the conversion of the notes.

(8)	John Murphy, Managing Director, Guardian Life Ins. Co., is the natural person who may exercise voting power and investment control over this selling security holder’s notes and common stock issuable upon the conversion of the notes.

(9)	Highbridge Capital Management, LLC is the trading manager of Highbridge Convertible Arbitrage Master Fund, L.P. and has voting control and investment discretion over the securities held by Highbridge Convertible Arbitrage Master Fund, L.P. Glenn Dubin and Henry Swieca control Highbridge Capital Management, LLC and have voting control and investment discretion over the securities held by Highbridge Convertible Master Fund, L.P. Each of Highbridge Capital Management, LLC, Glenn Dubin and Henry Swieca disclaims beneficial ownership of the securities held by Highbridge Convertible Arbitrage Master Fund, L.P.

	Principal Amount of 2013 Notes Beneficially Owned and Offered Hereby	Number of Shares of Common Stock
Name		Beneficially Owned (1)	Offered Hereby (2)
Ferox Master Fund Limited (4)	$18,100,000.00	227,723.34	227,723.34
Highbridge Convertible Arbitrage Master Fund LP (5)	$4,100,000.00	51,583.74	51,583.74
JP Morgan Securities, Inc. (3)	$5,000,000.00	1,720,273.00	62,907.00
UBS Securities LLC (3)	$23,073,000.00	609,830.64	290,290.64
Xavex Convertible Arbitrage 5	$1,000,000.00	12,581.40	12,581.40

TOTAL	$51,273,000.00	2,621,992.12	645,086.12

(1)	Assumes for each $1,000 in principal amount of the 2013 notes a maximum of 12.5814 shares of common stock could be issued upon conversion. This conversion rate is subject to adjustment, however, as described in the prospectus supplement under “Description of Notes—Adjustment to Conversion Rate.” As a result, the maximum number of shares of our common stock issuable upon conversion of the notes may increase or decrease in the future. Except as set forth below, excludes the shares of common stock underlying any 2011 notes held by the selling security holder, which are referred to in the table above. Assumes for each $1,000 in principal amount of the Company’s Liquid Yield Option Notes due 2032 and Zero Coupon Convertible Notes due 2032 a maximum of 8.8601 shares of common stock could be issued upon conversion. This conversion rate is subject to adjustment, however, as described in the Company’s prospectus dated May 31, 2002 for the Liquid Yield Option Notes due 2032 (Registration No. 333-88834) and the Company’s prospectus dated April 6, 2005 for the Zero Coupon Convertible Notes due 2032 (Registration No. 333-123293).

(2)	Represents the maximum number of shares of our common stock issuable upon conversion of all of the holder’s notes, based on the initial conversion rate of 12.5814 shares of our common stock per $1,000 principal amount at maturity of the 2013 notes. This conversion rate is subject to adjustment, however, as described in the prospectus supplement under “Description of Notes—Adjustment to Conversion Rate.” As a result, the maximum number of shares of our common stock issuable upon conversion of the notes may increase or decrease in the future. Excludes the shares of common stock underlying any 2011 notes held by the selling security holder, which are referred to in the table above.

(3)	The selling security holder is a broker-dealer.

(4)	Alexander Warren is the natural person who may exercise voting power and investment control over this selling security holder’s notes and common stock issuable upon the conversion of the notes.

(5)	Highbridge Capital Management, LLC is the trading manager of Highbridge Convertible Arbitrage Master Fund, L.P. and has voting control and investment discretion over the securities held by Highbridge Convertible Arbitrage Master Fund, L.P. Glenn Dubin and Henry Swieca control Highbridge Capital Management, LLC and have voting control and investment discretion over the securities held by Highbridge Convertible Master Fund, L.P. Each of Highbridge Capital Management, LLC, Glenn Dubin and Henry Swieca disclaims beneficial ownership of the securities held by Highbridge Convertible Arbitrage Master Fund, L.P.

To the extent that any of the selling security holders identified above are broker-dealers, they may be deemed to be, under interpretations of the SEC, “underwriters” within the meaning of the Securities Act.

With respect to selling security holders that are affiliates of broker-dealers, based on information provided by the selling security holders, we believe that such entities acquired their notes or shares of common stock issuable upon conversion of the notes in the ordinary course of business and, at the time of the purchase of the notes or shares of common stock issuable upon conversion of the notes, such selling security holders had no agreements, understandings or arrangements, directly or indirectly, with any person to distribute the notes or shares of common stock issuable upon conversion of the notes.

Based upon information provided by the selling security holders, none of the selling security holders nor any of their affiliates, officers, directors or principal equity holders has held any position or office or has had any material relationship with us within the past three years. None of the selling security holders listed above owned 1% or more of our outstanding common stock either before or after this offering.

Information concerning the selling security holders may change from time to time and any changed information will be set forth in additional supplements to the prospectus supplement if and when necessary. In addition, the conversion rate and, therefore, the number of shares of common stock issuable upon conversion of the notes, is subject to adjustment under certain circumstances.

See “RISK FACTORS” beginning on page S-4 of the prospectus supplement for information you should consider before buying any securities hereunder.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this supplement, the prospectus supplement or the prospectus. Any representation to the contrary is a criminal offense.

The date of this supplement is August 17, 2007.